EXHIBIT 4.17

FORM OF STOCK OPTION AWARD AGREEMENT
UNDER THE PEREGRINE PHARMACEUTICALS, INC.
2010 STOCK INCENTIVE PLAN

This Stock Option Award Agreement (“Agreement”) is between Peregrine Pharmaceuticals, Inc. (“Company”) and ________________________ (the “Optionee”), and is effective as of the ____ day of _____________, 20__ (“Grant Date”).

RECITALS

A.   The Board of Directors of the Company (“Board”) has adopted the Plan to promote the interests and long-term success of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the continued growth and profitability of the Company.

B.   To the extent not specifically defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

AGREEMENT

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

1.   Grant of Option.  Subject to the terms of this Agreement and Article 6 of the Plan, the Company grants to the Optionee the right and option to purchase from the Company all or any part of an aggregate of _________ shares of Stock (“Option”).  The delivery of any document evidencing the Option is subject to the provisions of Section 6.1(d) of the Plan.  The Option granted under this Agreement ☐ is  ☐ is not intended to be an “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.   Purchase Price.  The purchase price under this Agreement is $_________ per share of Stock, as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the Grant Date.

3.   Vesting of Option.  The Option shall vest and be exercisable according to the following schedule:

[INSERT VESTING SCHEDULE HERE]

4.   Exercise of Option.  This Option may be exercised, to the extent vested (under Section 3 above), in whole or in part at anytime before the Option expires by delivery of a written or electronic notice of exercise (pursuant to Section 5 below) and payment of the purchase price.  The purchase price may be paid in cash or such other method permitted by the Committee under Section 6.1(c) of the Plan and communicated to the Optionee before the date the Optionee exercises the Option.

5.   Method of Exercising Option.  Subject to the terms of this Agreement, the Option may be exercised by timely delivery to the Company of written or electronic notice, which notice shall be effective on the date received by the Company.  The notice shall state the Optionee’s election to exercise the Option and the number of underlying shares in respect of which an election to exercise has been made.  Such notice shall be signed by the Optionee, or if the Option is exercised by a person or persons other than the Optionee because of the Optionee’s death, such notice must be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option.

6.   Term of Option.  The Option granted under this Agreement expires, unless sooner terminated, ten (10) years from the Grant Date, through and including the normal close of business of the Company on the tenth (10th) anniversary of the Grant Date (“Expiration Date”).

7.   Termination of Employment.

(a)   If the Optionee Terminates Employment for any reason other than death or Disability, the Optionee may at any time within the ninety (90) day period after the date of his or her Termination of Employment exercise the Option to the extent that the Optionee was entitled to exercise the Option at the date of termination, provided that in no event shall the Option be exercisable after the Expiration Date.

(b)   If the Optionee Terminates Employment by reason of his death or Disability the Option will lapse on the earlier of (i) the Option’s expiration date, or (ii) Twelve (12) months after the date the Optionee Terminates Employment on account of Disability or death.  The Option may be exercised following the death or Disability of Option only if the Option was exercisable by Option immediately prior to his or her death or Disability.  In no event shall the Option be exercisable after the Expiration Date.

8.   Nontransferability.  The Options granted by this Agreement shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided by the Plan’s Committee, in accordance with Article 13 of the Plan.

9.   Continuation of Employment.  This Agreement shall not be construed to confer upon the Optionee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Optionee’s employment at any time.

10.   Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan.  The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon the Optionee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

11.   Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by a representative of the Committee.

12.   Adjustments.  The number of shares of Stock issued to Optionee pursuant to this Agreement shall be adjusted by the Committee pursuant to Section 5.3 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

13.   Securities Act.  The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Options if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

14.   Voting and Other Shareholder Related Rights.  The Optionee will have no voting rights or any other rights as a shareholder of the Company with respect to any Options until exercised by the Optionee.

15.   Copy of Plan.  By the execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan.

16.   Governing Law.  This Agreement shall be interpreted and administered under the laws of the State of California.

17.   Amendments.  This Agreement may be amended only by a written agreement executed by the Company and the Optionee.

18.   Tax Withholding for Non-Qualified Stock Options.  Unless otherwise provided by the Committee prior to the vesting of Options, the Optionee shall satisfy any federal, state, local or foreign employment or income taxes due upon the vesting of Options (or otherwise) by having the Company withhold from those shares of Stock that the Optionee would otherwise be entitled to receive, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligations.  Any such withholding shall be subject to the provisions of applicable law and to any conditions the Committee may determine to be necessary to comply with Rule 16b-3 or its successors under the Exchange Act.  In lieu of, and subject to, the above, the Committee may permit the Optionee to satisfy any federal, state, local, or foreign employment or income taxes due upon the vesting of Options (or otherwise) though the other withholding methods permitted by the Committee under Section 17.2 of the Plan.

19.   Tax upon Disposition of Shares Subject to Section 422 Restrictions. If the Optionee sells, or makes a disposition (whether by exchange, gift, or other disposition within the meaning of Section 422 of the Code) of any shares of Stock intended to be eligible for treatment as an Incentive Stock Option prior to the later of (i) one (1) year from the date of acquisition of such shares of Stock or (ii) two (2) years of the Grant Date of the related Option, the Optionee will notify the Company of such disposition no later than fifteen (15) days following the date of the disposition.  Such notification shall include the date or dates of the disposition, the number of shares of Stock of which the Optionee disposed, and the consideration received, if any, for such shares of Stock.  If the Company so requests, the Optionee shall forward to the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.

MANY OF THE PROVISION OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN.  TO THE EXTENT THAT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Optionee has signed this Agreement, and this Agreement shall be effective as of the day and year first written above.

Peregrine Pharmaceuticals, Inc.

By:
Name:
Date	Title:

Optionee